EXHIBIT 10.9

AMENDMENT TO AGREEMENT TO
ASSIGN PURCHASE AGREEMENT

THIS AGREEMENT made as of the 22nd day of February, 2002,

BETWEEN:

CERTICOM CORP.

(“Certicom”)

-and-

NORTHWEST VALUE PARTNERS INC.

(“Northwest”)

WHEREAS:

A.  By an agreement to assign purchase agreement (the “Agreement to Assign”) dated January 24, 2002 between Certicom and Northwest, Certicom agreed to assign to Northwest an agreement of purchase and sale (the “Purchase Agreement”) dated October 25, 2001 between Pauls Properties Corporation the ( “Owner”), as vendor, and Certicom, as purchaser, with respect to 1980 Matheson Boulevard East, Mississauga (the “Property”), upon the terms and conditions set out therein;

B.  The parties have agreed to amend the Agreement to Assign;

NOW THEREFORE, in consideration of the mutual covenants and agreements set out in this agreement and other good and valuable consideration (the receipt and adequacy of which are acknowledged) the parties covenant and agree as follows:

1.  Interpretation:    The recitals are true in fact and in substance. Except as otherwise expressly provided in this Agreement, the terms used herein shall have the meanings attributed to them in the Agreement to Assign.

2.  Closing Date:    Certicom acknowledges that the Closing Date of the Purchase Agreement and accordingly, the surrender date of the Lease, shall be extended from February 25, 2002 to March 11, 2002 and agrees to enter into a three-party agreement with Northwest and the Owner forthwith to confirm same. Certicom acknowledges that Northwest will pay, concurrently with the execution of such three party agreement, to the Owner an additional non-refundable deposit of Eight Hundred Thousand Dollars $800,000.00).

3.  Rent:    Certicom covenants with Northwest to pay to the Owner all rent coming due under the Lease prior the Closing Date, as extended, including the rent payable on March 1, 2002, and to comply with all other covenants and obligations under the Lease until the Closing Date.

4.  Certicom Work:    The Certicom Work is amended such that it shall include only such work as has been carried out to the date hereof and, notwithstanding paragraph 5 and Schedule A of the Agreement to Assign, Certicom shall have no further obligation to carryout any further construction work at the Property. Certicom hereby grants to Northwest the right to immediately carryout or cause to be carried out, in the name of and as agent for Certicom until the Closing Date (provided in no event shall Northwest increase Certicom’s liability under the Construction Contracts), the completion of construction in and to the Building as determined by Northwest. Certicom agrees to provide such directions, consents and further assurances as may be reasonably required by Northwest from time to time in connection with the provisions hereof.

5.  Indemnity:    Provided Certicom is not in default of its obligations hereunder and under the Agreement to Assign, Northwest hereby agrees to indemnify and hold Certicom and its affiliates, officers and directors harmless from any claims, liabilities and expenses resulting from or relating to the Construction Contracts arising or attributable to the period from and after the date hereof. Provided Northwest is not in default of its obligations hereunder and under the Agreement to Assign, Certicom hereby agrees to indemnify and hold Northwest and its affiliates officers and directors harmless from any claims, liabilities and expenses resulting from or relating to the Construction Contracts arising during or attributable to the period prior to the date hereof, save and except for those costs previously disclosed to Northwest and intended to be paid out of the Construction Deposit.

6.  Increase of Construction Deposit:    Concurrently with the execution of this Agreement, Certicom shall deliver to Certicom’s solicitors, McCarthy Tetrault LLP, certified funds payable to McCarthy Tetrault LLP in trust, in the amount of One Hundred Thousand Dollars ($100,000.00) which shall be added to and form part of the Construction Deposit. The parties hereto acknowledge that funds totalling Two Hundred Thirty-Nine Thousand Five Hundred Nine—35 Dollars ($239,589.35) were previously paid from the Construction Deposit and agree that the Construction Deposit as of the date hereof, subject to the payment by Certicom of the additional One Hundred Thousand Dollars ($100,000.00) provided for therein shall be One Million Two Hundred Ninety-Seven Thousand Three Hundred Ninety-Five—47 Dollars ($1,297,395.47) plus accrued interest.

7.  Payment of Construction Deposit:    Certicom and Northwest hereby agree that no further monies shall be paid prior to the Closing Date from the Construction Deposit, unless otherwise directed in writing by Northwest and Certicom, and that on Closing the Construction Deposit shall be paid to Northwest, or as Northwest may otherwise direct, and the parties hereto irrevocably authorize and direct McCarthy Tetrault LLP to payout the Construction Deposit on Closing to Northwest, or such other party as Northwest may direct, in accordance herewith.

8.  Representations and Warranties:    Certicom certifies that its representations and warranties set forth in the Agreement to Assign are true and correct as of the date hereof;

9.  Ratification of Agreement to Assign:    Except as herein provided, the terms and conditions of the Agreement ot Assign shall continue on full force and effect and the Agreement to Assign as amended herein is hereby ratified and affirmed by each of Northwest and Certicom and shall be binding upon the parties hereto and their respective successors and permitted assigns.

10.  General:    Time, in all respects, shall remain of the essence. The section headings in this Agreement have been inserted for convenience of reference only and shall not be referred to in the interpretation of this Agreement. This Agreement shall be interpreted according to and governed by the laws having application in the Province of Ontario. Each party shall execute and deliver such additional documents and instruments and shall perform such additional acts as may be necessary or appropriate in connection with the Agreement to Assign, as amended by this Agreement, and all transactions contemplated by the Agreement to Assign, as amended by this Agreement. This agreement may be executed by the parties hereto in any number of separate counterparts and all of the said counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile signature of any party to this Agreement shall constitute the valid and binding signature of such party with the same effect as if it were an original signature endorsed on this Agreement.

IN WITNESS WHEREOF the parties have executed this agreement as of the date first above written.

CERTICOM CORP.		NORTHWEST VALUE PARTNERS INC.

Per:	/s/ GREGORY M. CAPITOLO	Per:	/s/ PAUL DALLA LANA
Name: Title:	Gregory M. Capitolo Chief Financial Officer	Name: Title:	Paul Dalla Lana President

I/We have authority to bind the Corporation.		I/We have authority to bind the Corporation.

3